Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 19, 2021, with respect to the consolidated financial statements of Energy Transfer Operating, L.P. incorporated by reference in the Annual Report of Sunoco LP on Form 10-K for the year ended December 31, 2020. We consent to the incorporation by reference of said report in the Registration Statements of Sunoco LP on Forms S-3 (File No. 333-227604 and File No. 333-233409) and on Forms S-8 (File No. 333-228708 and File No. 333-184035).

/s/ GRANT THORNTON LLP

Dallas, Texas
February 19, 2021